Exhibit 107.1
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Pure Storage, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Class A Common Stock, par value $0.0001 per share	Other (3)	15,207,257	(4)	$23.83	(3)	$362,426,952	0.0001102	$39,939
Equity	Class A Common Stock, par value $0.0001 per share	Other (5)	3,041,451	(6)	$20.26	(5)	$61,619,797	0.0001102	$6,791
Total Offering Amounts:			18,248,708				$424,046,750		$46,730
Total Fee Offsets:									0
Net Fee Due:									$46,730

1.Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock ("common stock") of Pure Storage, Inc. (“Pure”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.
2.The Registrant does not have any fee offsets.
3.Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $23.83, the average of the high and low prices of Pure's common stock as reported on the New York Stock Exchange on March 24, 2023.
4.Represents 15,207,257 additional shares of common stock available for issuance as a result of the annual evergreen increase on February 6, 2023 under Pure's 2015 Equity Incentive Plan (the “2015 Plan”).
5.Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $23.83 ($20.26), the average of the high and low prices of Pure's common stock as reported on the New York Stock Exchange on March 24, 2023. Pursuant to Pure's Amended and Restated 2015 Employee Stock Purchase Plan (the ”2015 ESPP”), which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.
6.Represents 3,041,451 additional shares of common stock available for issuance as a result of the annual evergreen increase on February 1, 2023 under the 2015 ESPP.